Exhibit 10.11

[ENTROPIC LETTERHEAD]

June 23,2005

Mr. Andre Chartrand

91 Hattertown Road

Newtown, CT 06470

Dear Andre:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1. Position. You will serve in a full-time capacity as Vice President of Engineering working out of the Company’s headquarters in San Diego, California. You will report to the President and CEO. By signing this letter agreement, you represent and warrant to the Company that you are under o contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a monthly salary of $16,666, payable in accordance with the Company’s standard payroll practices for salaried employees.

3. Bonus. You will be eligible for an annual bonus of up to 20% of your base salary based on achievement of mutually agreed-upon milestones, assessed at the end of each evaluation period beginning with the annual period ending December 31, 2006. You will not be eligible for a bonus program for calendar 2005. Payment of this bonus is at the discretion of the Company.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

5. Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 920,000 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extend allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company in the form attached hereto as Exhibit A.

6. Relocation Support. In connection with your relocation from Newtown, CT to San Diego, the Company will reimburse you for up to $100,000 for the following verifiable “Relocation Expenses” that are incurred by you: reasonable costs of moving your household goods, realty fees (including commission fees for the sale of your

Newtown, CT house and purchase of your San Diego house), closing costs and transfer taxes and up to two house hunting trips for your family. Relocation Expenses shall also include reasonable carrying costs (including principal, interest, taxes and insurance) for your Newtown, CT residence after you rent an apartment and/or rent or purchase a house in San Diego (see below) and prior to the sale of your Newtown, CT residence, but in no event will carrying costs be reimbursed for longer than three (3) months. Receipts or other verifying documentation will be required for any reimbursement of such expenses and must be provided within three months of the expense sought to be reimbursed. Because you meet the requirements under Internal Revenue Code Section 217, all reimbursements for Relocation Expenses, which may, by applicable law, be reimbursed to you without a requirement that you pay taxes on the reimbursement, shall be reimbursed to you on a nontaxable basis. Any amounts received by you for Relocation Expenses which, by law, must be reimbursed as taxable income will be reported as taxable income to you in the year received as required by applicable tax law and you will be responsible for payment of all applicable income taxes due in connection with such reimbursement amounts. As provided in Section 11 of this letter agreement, the Company will also withhold applicable income and employment taxes from such reimbursement amounts. You agree to move to the San Diego area by July 30, 2005 (at a minimum, to rent an apartment) and to move your family to the San Diego area after you are able to sell your Newtown, CT house for a reasonable price. In the event that you voluntarily terminate your employment with the Company before the end of your second year of employment or the Company terminates your employment for Cause (as defined below) before the end of your second year of your employment with the Company, you agree to repay the Company on demand for Relocation Expenses on a pro-rata basis (e.g., the amount of reimbursed Relocation Expenses which must be repaid shall be reduced by 1/24th for each full month of your employment). For purposes of this Section 6 only, “Cause” shall mean only: (a) your theft, dishonesty, or falsification of any Company documents or records; (b) your improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of your duties; (d) your breach of your fiduciary duty to the Company by unlawfully competing with the Company in violation of Section 11 ; or (e) your conviction (including any plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, the Company may not terminate your employment for Cause under Section 6(c) or (d) above unless the Company has first given you written notice of the offending conduct and a thirty (30) day opportunity to cure such conduct.

7. Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as Exhibit B.

8. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as Exhibit C.

9. At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

10. Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

11. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

13. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

14. Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

15. Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorneys fees and expert witness costs in addition to any other relief awarded by the trier of fact.

16. Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

17. Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

18. Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

19. Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on June 27, 2004. As required by law, your employment with the Company is contingent upon your providing legal proof of your identify and authorization to work in the United States. Andre, we look forward with enthusiasm to your acceptance of our offer and to the commencement of your duties with the Company. Your start date with the Company will be July 18, 2005.

Sincerely,

/s/ Patrick Henry
Patrick Henry President & CEO Entropic Communications, Inc.

I have read and accept this employment offer:

/s/ Andre Chartrand
By: Andre Chartrand Dated: June , 2005